Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2008 Fourth Quarter and Full-Year Results

New York, February 18, 2009 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter and full year ended December 31, 2008.

Fourth Quarter Financial Overview

For the quarter ended December 31, 2008, the Company reported a net loss of $10.4 million, or $0.92 per fully diluted share, compared to a net loss of $10.7 million in the prior year period, or $0.86 per fully diluted share.

•                  Total revenue was $41.6 million, representing a decrease of 30% from $59.3 million in the prior year period.

•                  The compensation and benefits expense to revenue ratio was 63.6% compared to 82.1% in the prior year period.

•                  Excludes $0.6 million and $2.4 million of IPO award expense for the quarters ended December 31, 2008 and 2007, respectively.

•                  The fourth quarter 2008 results reflect a $1.6 million provision for income taxes primarily due to a valuation allowance against certain deferred tax assets compared to a $6.1 million income tax benefit in the prior year period.

•                  Adjusted operating loss of $8.3 million compared to an adjusted operating loss of $14.4 million for the fourth quarter 2007 (see “Non-GAAP Financial Measures” below for a discussion of adjusted operating income).

Full-Year Financial Overview

For the twelve months ended December 31, 2008, the Company recorded a net loss of $72.2 million, or $6.41 per fully diluted share, compared to a net loss of $11.3 million, or $0.88 per fully diluted share, for the twelve months ended December 31, 2007.

•                  2008 total revenue was $217.3 million, down 17% from $261.6 million for the prior year.

•                  The Company’s full-year 2008 results included a non-recurring $50.0 million non-cash charge related to the impairment of legacy goodwill.

•                  The compensation and benefits expense to revenue ratio was 62.0% in 2008 compared to 65.0% in the prior year.

•                  Excludes a net benefit of $0.9 million in 2008, compared to $7.9 million of expense in 2007, related to IPO award expense.

•                  The 2008 results reflect an $8.1 million provision for income taxes primarily due to a valuation allowance established against certain deferred tax assets (related to the write-off of goodwill in the third quarter) compared to a $6.5 million benefit from income taxes in 2007.

•                  Adjusted operating loss for 2008 was $15.7 million, as compared to an adjusted operating loss of $11.7 million in the prior year (see “Non-GAAP Financial Measures” below for a discussion of adjusted operating income).

•                  2008 results included a $0.8 million non-recurring gain primarily related to the sale of membership seats on the Boston Stock Exchange, while the results for the prior year included the effects of a non-recurring $1.8 million gain related to the sale of the Company’s membership seat on the Chicago Board Options Exchange.

Operational Overview

•                  2008 core brokerage revenue increased 2% year-over-year (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue).

•                  2008 full-year strategic advisory revenue increased 37% compared to 2007.

•                  2008 full-year equity new issue revenue decreased 85% compared to 2007.

•                  As of February 18, 2009, headcount was down 16% from December 31, 2007.  The overall decrease includes the addition of 18 employees associated with Latitude Capital as well as 23 officer-level personnel in research, investment banking and brokerage.

•                  Cowen Healthcare Royalty Partners (“CHRP”) closed its $500 million fund in July and the Company received its first distributions prior to year-end.

•                  Excluding the goodwill impairment charge, 2008 non-compensation expense decreased $5.0 million, or 5%, year-over-year.  Excluding both the goodwill impairment charge and the non-recurring CHRP placement agent fees, non-compensation expense decreased 8%, year-over-year.

•                  Despite a $44.3 million reduction in revenue, the operating loss excluding non-cash items was $1.1 million in 2008 compared to operating income excluding non-cash items of $0.4 million in 2007 (see “Non-GAAP Financial Measures” below for a discussion of operating income excluding non-cash items).

Results of Operations

Brokerage

Cowen’s core brokerage revenue (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue) decreased $1.4 million, or 4%, to $35.3 million in the fourth quarter of 2008, compared to $36.7 million in the fourth quarter of 2007.  For the full year, Cowen’s core brokerage revenue increased $3.2 million, or 2%, to $155.9 million, compared to $152.7 million in 2007.  Overall brokerage revenue decreased $1.8 million, or 5%, to $33.3 million for the fourth quarter of 2008, compared to $35.1 million for the prior year period.  The fourth quarter decrease resulted primarily from decreased activity in Cowen’s options business.  For the full year, overall brokerage revenue decreased $8.8 million, or 6%, to $149.9 million, compared to $158.7 million in 2007.  The full-year decrease was primarily associated with losses on warrants previously received as part of our investment banking transactions and losses related to investments associated with certain asset management businesses.  These decreases were partially offset by increased customer activity in Cowen’s facilitation business.

Investment Banking

Investment banking revenue was $5.2 million in the fourth quarter of 2008, down 75% from $20.6 million in the fourth quarter of 2007.  The fourth quarter’s results reflected decreases in revenue from both capital raising and strategic advisory activities, as follows:

•                  Equity underwriting revenue was $0.2 million, a decrease of 98% compared to $9.5 million in the prior year period.  The decrease was primarily a result of decreased transaction volume due to an overall decrease in public capital raising activity, particularly in Cowen’s target sectors.  In the fourth quarter of 2008, growth sector public equity capital raising activity decreased 96%a and 87%a year-over-year when measured by number of completed transactions and proceeds raised, respectively.  During the fourth quarter of 2008, the Company completed no underwritten transactions.

•                  Private equity revenue was $0.4 million in the fourth quarter of 2008, a decrease of $4.9 million, or 93%, compared to $5.3 million in the fourth quarter of 2007.  The decrease was primarily attributable to decreased transaction volume.  Growth sector private capital raising activity in the fourth quarter decreased 69%b and 48%b year-over-year when measured by number of completed transactions and proceeds raised, respectively.  During the fourth quarter of 2008, the Company completed two private transactions raising proceeds of approximately $23 million.

•                  Strategic advisory revenue was $4.6 million in the fourth quarter of 2008, a decrease of $1.3 million, or 21%, compared to $5.9 million in the fourth quarter of 2007.  The year-over-year decrease was the result of decreased transaction volume.  Compared to the prior year period, growth sector strategic advisory activity decreased 63%c and 56%c when measured by aggregate transaction value and number of transactions, respectively.  During the fourth quarter of 2008, Cowen completed three strategic advisory assignments with an aggregate disclosed value of $108 million.

Full-year 2008 investment banking revenue was $50.9 million, down 44% from $90.5 million in 2007.  The 2008 results reflected decreased revenue from capital raising, partially offset by increased strategic advisory revenue, as follows:

•                  2008 equity underwriting revenue was $6.7 million, a decrease of 85% compared to $45.0 million in the prior year.  The decrease was primarily a result of decreased transaction volume due to an overall decrease in public capital raising activity, particularly in Cowen’s target sectors.  In 2008, growth sector public equity capital raising activity decreased 80%a and 77%a year-over-year when measured by proceeds raised and number of completed transactions, respectively.  During 2008, the Company

[a]	Public Equity statistics were obtained from ECM Analytics.
[b]	Private Equity statistics were obtained from Placement Tracker.
[c]	Strategic Advisory statistics were obtained from SDC.

completed twelve equity and convertible transactions for twelve companies raising proceeds of $21.1 billion ($1.5 billion excluding Visa IPO).

•                  Private equity revenue was $5.0 million in 2008, a decrease of $11.8 million, or 71%, compared to $16.8 million in 2007.  The decrease was primarily attributable to decreased transaction volume.  Growth sector private capital raising activity in 2008 decreased 51%b year-over-year when measured by both number of completed transactions and proceeds raised.  During 2008, the Company completed seven private transactions raising proceeds of approximately $183 million.

•                  Strategic advisory revenue was $39.3 million in 2008, an increase of $10.6 million, or 37%, compared to $28.7 million in the prior year.  The year-over-year increase was the result of increased transaction volume despite decreased activity in Cowen’s sectors.  Compared to the prior year, growth sector strategic advisory activity decreased 29%c and 12%c when measured by number of transactions and aggregate transaction value, respectively.  During 2008, Cowen completed 18 strategic advisory assignments with an aggregate disclosed value of $2.2 billion.

Interest and Dividend Income

Interest and dividend income was $0.6 million in the fourth quarter of 2008, a decrease of $1.7 million, or 76%, compared with $2.3 million in the prior year period.  For the full-year 2008, interest and dividend income was $3.4 million, a decrease of $4.9 million, or 59%, compared with $8.3 million in the prior year.  For both the fourth quarter and the full year, the decreases resulted from both lower average interest rates and lower average interest bearing assets compared to the respective prior year periods.

Other

Other revenue in the fourth quarter of 2008 was $2.6 million, an increase of $1.2 million, or 90%, compared to $1.4 million in the fourth quarter of 2007.  For the full-year 2008, other revenue was $13.1 million, an increase of $9.1 million, or 224%, compared to $4.0 million in 2007.  The increases for both periods were attributable to an increase in fees for managing the assets and investments of certain private equity and alternative investment funds.

Compensation Expense and Headcount

Employee compensation and benefits expense was $27.1 million in the fourth quarter of 2008, a decrease of $24.0 million, or 47%, compared with $51.1 million in the prior year period.  Employee compensation and benefits expense for the fourth quarter of 2008 included $0.6 million of expense associated with the grant of initial public offering equity which compares to $2.4 million of expense in the prior year period.  Excluding the compensation expense associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 63.6% for the three months ended December 31, 2008, compared to 82.1% in the fourth quarter of 2007.  For the full year, employee compensation and benefits expense decreased $44.0 million, or 25%, to $133.9 million in 2008 compared with $177.9 million in

[a]	Public Equity statistics were obtained from ECM Analytics.
[b]	Private Equity statistics were obtained from Placement Tracker.
[c]	Strategic Advisory statistics were obtained from SDC.

2007.  Employee compensation and benefits expense for the year ended December 31, 2008 included a net reversal of $0.9 million of expense associated with the initial grant of equity to the Company’s employees in connection with our IPO which compares to $7.9 million of expense in 2007.  Excluding the compensation expense associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 62.0% in 2008, compared to 65.0% in the prior year.  The decreases in both 2008 periods were primarily attributable to the firm’s application of a lower compensation to revenue ratio to lower revenue compared to the prior year periods.

As of December 31, 2008, the Company had 463 full-time employees, down 13% from December 31, 2007.  Excluding the impact of the Latitude acquisition, at December 31, 2008 headcount had decreased 17% compared to December 31, 2007.  Since December 31, 2008, the Company has further reduced headcount to 450 full-time employees, a decrease of 3% compared to the beginning of 2009.  The overall reductions noted above include the addition of 23 officer level professionals in the research, investment banking and brokerage businesses since December 31, 2007.

Non-Compensation Expense

Non-compensation expense was $23.5 million in the fourth quarter of 2008, a decrease of $1.5 million, or 6%, compared with $25.0 million in the prior year period.  The decrease was primarily attributable to decreases in marketing and business development expense, employment fees and other professional fees.  For the full-year 2008, total non-compensation expenses, excluding the $50.0 million goodwill impairment charge, decreased $5.0 million, or 5%, primarily due to a reduction in floor brokerage and trade execution related expenses, communications related expenses, maintenance costs related to our information technology infrastructure, employment fees and consulting costs. These decreases were partially offset by an increase in service fees related to a change in our new trading and order management system and $3.7 million in placement fees related to closings associated with an alternative asset management fund managed by CHRP Management. Excluding both the goodwill impairment charge and the $3.7 million of non-recurring placement fees, total non-compensation expenses decreased $8.7 million, or 8%, for the year ended December 31, 2008 compared with 2007.

Provision for Income Taxes

The Company recorded a provision for income taxes of $1.6 million for the three months ended December 31, 2008, which reflects a negative effective tax rate of 18.7%, compared to an income tax benefit of $6.1 million in the fourth quarter of 2007, which reflects an effective tax rate of 36.3%.  The Company reported an income tax provision of $8.1 million for the year ended December 31, 2008, which results in a negative effective tax rate of 12.6%, compared to an income tax benefit of $6.5 million in 2007, which results in an effective tax rate of 36.5%.  The 2008 negative effective tax rate was primarily due to the establishment of a valuation allowance and state and local taxes.

Earnings Conference Call with Management

Greg Malcolm, Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and full-year financial results on Wednesday, February 18, 2009, at 9:00 am EST.  The call can be accessed by dialing 1-800-891-3155 domestic or 1-617-597-5527 international.  The passcode for the call is 13388401.  A replay of the call will be available beginning at 11:00 am February 18, 2009 through February 25, 2009.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 617-801-6888 international and enter passcode 99723336.  The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, equity research, sales and trading, and asset management services to companies and institutional investor clients in the healthcare, technology, telecommunications, aerospace and defense, consumer and alternative energy sectors.  Our investment banking business includes Cowen Latitude Asia, a boutique specializing in crossborder M&A and capital raising transactions.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Investment banking	$5,204	$20,627	$50,937	$90,520
Brokerage	33,294	35,059	149,901	158,720
Interest and dividend income	548	2,254	3,362	8,284
Other	2,581	1,360	13,124	4,045
Total revenues	41,627	59,300	217,324	261,569

Expenses
Employee compensation and benefits	27,056	51,108	133,891	177,948
Floor brokerage and trade execution	2,631	2,403	10,864	11,879
Service fees, net	4,198	4,099	16,649	15,337
Communications	3,564	3,559	14,797	16,292
Occupancy and equipment	4,070	4,279	16,514	17,237
Marketing and business development	2,629	3,125	12,709	12,792
Depreciation and amortization	879	692	2,882	3,168
Goodwill impairment	—	—	50,000	—
Other	5,494	6,825	23,842	26,521
Total expenses	50,521	76,090	282,148	281,174
Operating loss	(8,894)	(16,790)	(64,824)	(19,605)
Gain on exchange memberships	142	—	751	1,775
Loss before income taxes	(8,752)	(16,790)	(64,073)	(17,830)
Provision (benefit) for income taxes	1,640	(6,093)	8,081	(6,509)
Net loss	$(10,392)	$(10,697)	$(72,154)	$(11,321)

Earnings (loss) per share:
Basic	$(0.92)	$(0.86)	$(6.41)	$(0.88)
Diluted	$(0.92)	$(0.86)	$(6.41)	$(0.88)

Weighted average shares used in per share data:
Basic	11,261	12,485	11,254	12,805
Diluted	11,261	12,485	11,254	12,805

Other Metrics at December 31, 2008 and 2007
Stockholders’ equity	$142,115	$208,655
Common shares outstanding	14,201	14,489
Book value per share	$10.01	$14.40
Tangible book value per share *	$9.80	$10.95

*  Tangible book value per share is calculated as follows: Shareholders’ equity, less $50 million of goodwill, divided by common shares outstanding Tangible book value per share at December 31, 2008 is calculated as follows: Stockholders’ equity, less $2.9 million of goodwill and intangible assets, divided by common shares outstanding.  Tangible book value per share at December 31, 2007 is calculated as follows: Stockholders’ equity, less $50.0 million of goodwill, divided by common shares outstanding.

Cowen Group, Inc.

Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in millions)
Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)
Operating income (loss)	$(8.9)	$(16.8)	$(64.8)	$(19.6)
Exclusion of share-based compensation expense (reversal) related to IPO awards	0.6	2.4	(0.9)	7.9
Exclusion of non-cash goodwill impairment charge	—	—	50.0	—
Adjusted operating income (loss)	$(8.3)	$(14.4)	$(15.7)	$(11.7)

Reconciliation of Operating Income (Loss) to Operating Income (Loss) Excluding Non-cash Items
Operating income (loss)	$(8.9)	$(16.8)	$(64.8)	$(19.6)
Exclusion of share-based compensation expense	3.8	5.1	10.8	16.8
Exclusion of depreciation and amortization expense	0.9	0.7	2.9	3.2
Exclusion of goodwill impairment charge	—	—	50.0	—
Operating income (loss) excluding non-cash items	$(4.2)	$(11.0)	$(1.1)	$0.4

Reconciliation of Brokerage Revenue to Core Brokerage Revenue
Brokerage revenue	$33.3	$35.1	$149.9	$158.7
Exclusion of the (income) loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations	2.0	1.6	6.0	(6.0)
Core brokerage revenue	$35.3	$36.7	$155.9	$152.7

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income (loss), operating income (loss) excluding non-cash items and core brokerage revenue.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

We have reported in this press release our adjusted operating income (loss) for the three and twelve months ended December 31, 2008 and 2007 on a non-GAAP basis by:

•                 excluding the non-cash share-based compensation expense (reversal) associated with equity awards granted in connection with our IPO; and

•                 excluding the non-cash goodwill impairment charge.

Management believes that the grant of equity awards in connection with our IPO and the non-cash goodwill impairment charge were non-recurring events. Management further believes that investors will benefit from an explanation of our results excluding the impact of these non-recurring items as it allows for a better understanding of our ongoing business.

We have reported in this press release our operating income (loss) excluding non-cash items for the three and twelve months ended December 31, 2008 and 2007 on a non-GAAP basis by:

•                 excluding the non-cash share-based compensation expense associated with equity awards;

•                 excluding the non-cash depreciation and amortization expense; and

•                 excluding the non-cash goodwill impairment charge.

Management believes that the non-GAAP calculation of operating income (loss) excluding non-cash items will allow for a better understanding of the actual cash basis income (loss) generated in each period presented.

We have reported in this press release our core brokerage revenue for the three and twelve months ended December 31, 2008 and 2007 on a non-GAAP basis by:

•                 Excluding the income or loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations.

Management believes that the non-GAAP calculation of core brokerage revenue will allow for a better understanding of the revenue generated by our sales and trading activities as it excludes gains and losses associated with activities that are not conducted by our sales and trading professionals, but that are required to be reported in the brokerage line item.